Exhibit 99.1

FOR IMMEDIATE RELEASE
June 12, 2006

Texas Regional Bancshares, Inc.

Announces Merger Agreement

MCALLEN, TEXAS—Texas Regional Bancshares, Inc. (Texas Regional or the Company) (NASDAQ: TRBS), bank holding company for Texas State Bank, today announced that it has signed a definitive merger agreement with Banco Bilbao Vizcaya Argentaria, S.A. (BBVA). Under the terms of the agreement, Texas Regional will become a wholly-owned subsidiary of BBVA, which operates in 32 countries, is based in Spain and has substantial banking interests in the Americas. The acquisition of Texas Regional represents a substantial step forward in its expansion into Texas, following its acquisition of Laredo National Bank in 2005.

Under the terms of the definitive agreement, the all cash transaction is valued at over $2.16 billion, based upon a purchase price of $38.90 per share of Texas Regional common stock. Texas Regional shareholders may be entitled to receive a special dividend up to $0.10 per share based upon the resolution of a large nonperforming loan relationship prior to closing the transaction.

Following the merger, Texas Regional will become part of BBVA’s US Retail Banking unit and will be BBVA’s largest bank in the Texas market. Texas State Bank will continue its current operations under its existing management team. Glen E. Roney, Chairman of the Board and Chief Executive Officer of Texas Regional, said, “Because of this transaction, our shareholders will enjoy a substantial premium over the market value of our Company’s shares in a transaction that we believe obtains for them the best value attainable. In addition, we believe that by partnering with BBVA, our customers will enjoy the best of both worlds: they will continue to receive the same personal service and attention from the bank officers and staff that they have come to know at Texas State Bank, and at the same time will enjoy a broader array of financial products and services.”

José María García (BBVA USA CEO), added “The acquisition of Texas State Bank represents a significant step in the execution of BBVA’s US strategy, which we began in 2004. We are very excited about this transaction which gives us a strong position in several important markets in Texas that are key to the growth of BBVA USA. We count on Texas State Bank continuing its tradition of strong customer service and we will work together to expand its product offerings and build on its impressive record of growth. Profitable growth is, of course, a key element of BBVA’s strategy, today and in the future. Value creation is our most important commitment with our shareholders.”

The Board of Directors of Texas Regional and the relevant corporate bodies of BBVA have approved the merger. In addition, two of Texas Regional’s senior executive officers, Messrs. Glen E. Roney and Paul S. Moxley, and a Texas Regional director, Mr. Thomas Walter Umphrey, have entered into voting agreements with BBVA whereby they each agree to vote their shares of Texas Regional common stock in favor of the merger. The merger is subject to the approval of Texas Regional’s shareholders and regulatory approval in both the United States and Spain. It is expected to close during the fourth quarter of 2006. Texas Regional’s financial advisor for this transaction is Keefe, Bruyette & Woods. William A. Rogers, Jr. of Rogers & Whitley, LLP serves as Texas Regional’s lead counsel in the transaction.

ABOUT TEXAS REGIONAL

Texas Regional is a McAllen-based bank holding company whose stock trades on The NASDAQ Stock Market® under the symbol TRBS. Texas State Bank, its wholly owned subsidiary, conducts commercial banking business through over 70 banking centers across Texas primarily located in the metropolitan areas of Beaumont-Port Arthur, Brownsville-Harlingen-San Benito, Corpus Christi, Dallas, Houston, McAllen-Edinburg-Mission and Tyler. At March 31, 2006, Texas Regional had total assets of $6.6 billion, total loans held for investment of $4.1 billion, total deposits of $5.6 billion and shareholders’ equity of $657 million.

ABOUT  BBVA

BBVA is a multinational financial services group that operates in 32 countries. Its stock trades on the Madrid stock exchange and its American depositary receipts trade on the New York Stock Exchange under the symbol BBV. At March 31, 2006, BBVA had 7,456 branches, 94,951 employees, and total assets of 393 billion euros (approximately $497 billion). BBVA provides to its 35 million customers around the world a full range of financial services, including commercial and wholesale banking, retail banking services, consumer loans, mortgages, credit cards, securities brokerage, wealth management, pension plan management and insurance. BBVA is one of the top-three leading Eurozone banks in terms of return on equity, earnings per share growth and efficiency.

OTHER INFORMATION

Texas Regional will file the definitive agreement, a proxy statement and other relevant documents concerning the proposed merger transaction with the Securities and Exchange Commission (SEC). Investors are urged to read the definitive agreement, the proxy statement and all other relevant documents filed with the SEC when they become available because they will contain important information concerning the transaction. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Texas Regional free of charge by contacting John A. Martin, Chief Financial Officer, Texas Regional Bancshares, Inc., 3900 North Tenth Street, Eleventh Floor, McAllen, Texas  78501, (956) 631-5400.

FORWARD-LOOKING INFORMATION

This release, the financial supplement, information filed by Texas Regional with the SEC and information on Texas Regional’s website may contain forward-looking information (including information related to plans, projections or future performance of Texas Regional and its subsidiaries and planned market opportunities, employment opportunities and synergies from mergers), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results. If any of these risks or uncertainties materializes or any of these assumptions prove incorrect, Texas Regional’s results could differ materially from Texas Regional’s expectations in these statements. Texas Regional assumes no obligation and does not intend to update these forward-looking statements. For further information, please see Texas Regional’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934, which are available at Texas Regional’s website at www.trbsinc.com and the SEC’s website at www.sec.gov.

For Texas Regional contact: Glen E. Roney, Chief Executive Officer, or John A. Martin, Chief Financial Officer, at (956) 631-5400.

For BBVA contact: Julissa Bonfante, BBVA USA Corporate Communications, at (212) 728-1660, email address: Julissa.bonfante@bbvany.com.